SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U, and 74V.

For period ending 7/31/2005
File number 811-5686
Series No.: 2

72DD    1  Total income dividends for which record date passed during the period. (000's Omitted)
           Class A                 $   5,883
        2  Dividends for a second class of open-end company shares
           (000's Omitted)
           Class A3                $     855
           Institutional Class     $     488


73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
        1  Dividends from net investment income
           Class A                 $000.2058
        2  Dividends for a second class of open-end company shares (form
           nnn.nnnn)
           Class A3                $000.1863
           Institutional Class     $000.2312


74U.    1  Number of shares outstanding (000's Omitted)
           Class A                    23,923
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class A3                    4,014
           Institutional Class         1,130


74V.    1  Net asset value per share (to nearest cent)
           Class A                    $10.10
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class A3                   $10.09
           Institutional Class        $10.10